Exhibit 99.3

CHINA XINGBANG INDUSTRY GROUP INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS
 (Adopted June 15, 2011)

The following Nominating and Corporate Governance Committee Charter for the Nominating and Corporate Governance Committee of the Board of Directors (the “Committee”) of Bohai China Xingbang Industry Group Inc.,., a Nevada corporation (the “Company”), was adopted by the Board of Directors of the Company (the “Board”) as of the date first written above.

1. Members.  The Board shall appoint the members of the Committee.  The Committee shall be composed of at least two “independent” directors of the Board who shall also satisfy such other criteria imposed on members of the Committee pursuant to the federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”) and listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”) or such other exchange or quotation systems as the Company’s securities are listed or quoted on.  The term “independent director” means a director who meets the definition of “independence” under the rules and regulations of the SEC and listing standards of NASDAQ or such other exchange or quotation systems as the Company’s securities are listed or quoted on.  The Committee and its members shall be subject to the provisions of the Company’s Bylaws relating to members and filling vacancies.  Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote.

2. Purposes, Duties and Responsibilities. The Committee shall assist the Board in: (i) identifying, screening and recommending qualified candidates to serve as directors of the Company and (ii) maintaining oversight of the Board’s and the Company’s governance functions and effectiveness.  Specifically, the Committee will:

1.           Nomination Matters

(a) Recommend to the Board candidates for election or reelection to the Board at each annual meeting of stockholders of the Company or any other meeting of Company stockholders where the election of directors is to be considered.  Nominees for director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, willingness to devote adequate time to Board duties and such other specific criteria as may be established by the Committee from time to time.

(b) Recommend to the Board candidates for election by the Board to fill vacancies occurring on the Board.  Candidates for Board nomination shall submit credentials and listing of affiliations to assure that they meet the requirements of the selection criteria established by the Committee from time to time.  Such credentials and affiliations shall be reviewed by the Committee and the Board as a part of the nomination process.

(c) Consider stockholders’ nominees in accordance with applicable rules and regulations and develop procedures regarding the nomination process as required by the federal securities laws and the rules and regulations of the SEC and listing standards of NASDAQ or such other exchange or quotation systems as the Company’s securities are listed or quoted on.

(d) Make recommendations to the Board concerning the selection criteria to be used by the Committee in seeking nominees for election to the Board.

(e) Aid in attracting qualified candidates to serve on the Board and interview and otherwise assist in the screening of such candidates.

2.           Committee Selection, Composition and Evaluation

(a) Recommend members of the Board to serve on the committees of the Board, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as to any other factors the Committee deems relevant, and where appropriate, make recommendations regarding the removal of any member of a committee.

(b) Establish, monitor and recommend the purpose, structure and operations of the various committees of the Board, the qualifications and criteria for membership on each committee of the Board and, as circumstances dictate, make recommendations regarding periodic rotation of directors among the committees.

(c) Periodically review the charter and composition of each committee of the Board and make recommendations to the Board for the creation of additional committees or the elimination of Board committees.

3.           Corporate Governance Matters

(a) Develop and recommend to the Board from time to time corporate governance guidelines applicable to the Company.  The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of such guidelines and recommend and propose changes to the Board for approval.

(b) Review Board make-up from time to time as appropriate.

(1)	For so long as the Company’s securities are listed on a national exchange or for as long as the Company is otherwise required to do so, the Board shall have a majority of independent Directors.

(2)
Independent Directors should not have, if at all possible, and all director candidates should have no, material financial, economic or other ties to any member of Company management or the Board or be a member of a board of, or otherwise be associated with, an entity whose interests conflict with the interests of the Company or an entity which is a related party (a “Conflicting Board”).

(3)	Board members should have appropriate and complimentary skill sets to provide needed guidance to company operations and planning.

(4)	The Committee shall review and evaluate the performance of incumbent directors whose term of office is scheduled to expire at the next annual meeting of shareholders in order to:

(i)	Solicit input from such incumbent director with respect to his or her desire and availability to continue his or her service as a director.

(ii)	Evaluate the participation, attendance and contribution of such incumbent director in Board and committee meetings.

(iii)
Review the characteristics and qualifications of such incumbent director to continue his or her service as a director in light of (A) such director’s personal circumstances including their involvement of such director in his or her primary business activity and/or his or her community, (B) the capacity, health and availability of such director, (C) the developing needs of the Company, and (iv) the characteristics recommended to be sought in candidates for directors of the Company.

(c) Review and recommend changes to Board meeting procedures.

(d) Monitor any requests made by the directors to engage outside advisors with respect to corporate governance issues, at the Company’s expense.

(e) Review and recommend retirement policies for Company directors as may be adopted from time to time.

(f) Review any outside directorships in other public companies held by senior company officials.

(1)	Assure that there is no real or potential conflict of interest.

(2)	Senior officials should not have too many memberships on other boards or on Conflicting Boards, so as to be a distraction from the function of the Company’s Board.

(g) Periodically receive and consider recommendations from the Company’s Executive Officer (“CEO”) regarding succession at the CEO and other senior officer levels.

(h) Monitor performance of CEO.

(1)
The Committee shall (in conjunction with the Compensation Committee of the Board as necessary or appropriate) initiate an annual review and evaluation of the performance of the CEO.  The Committee will meet at least once each year with the CEO to discuss, among other issues deemed pertinent by the Committee:

(i)	The mission, vision, direction and objectives of the CEO, with the emphasis being on long-term rather than short-term goals.

(ii)
The leadership of the CEO, including his or her ability to build or impact corporate culture, his or her team-building skills, and his or her ability to build morale and generate a positive dynamic direction for the Company.

(iii)	Organizational matters, including developments, changes and concepts.

(iv)	Management succession planning and leadership development.

(2)	The Committee shall present the results of the review and evaluation to the full Board.

(i) Make reports and recommendations to the Board within the scope of its functions.

(j) Review this Committee Charter from time to time and recommend any changes thereto to the Board.

4.           Related Person Transactions

(a) The Committee review any issues relating to conflicts of interests and (in conjunction with the Audit Committee of the Board as necessary or appropriate) all Related Party Transactions as defined under and in accordance with federal securities laws and the rules and regulations of SEC and listing standards of NASDAQ or such other exchange or quotation systems as the Company’s securities are listed or quoted on, and general best corporate practices, and report the same to the Board.

(b) The Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a Related Party Transaction:

(1)	fairness of the terms for the Company (including fairness from a financial point of view);
(2)	materiality of the transaction;
(3)	bids / terms for such transaction from at least two unrelated parties;
(4)	role of the Related Party (as such term is defined in the Company’s Related Person Transaction Policy, as amended from time to time) in the transaction;
(5)	structure of the transaction;
(6)	the policies, rules and regulations of the U.S. federal and state securities laws;
(7)	the policies of the Committee; and
(8)	interests of each Related Party in the transaction.

(c) The Committee will only approve a Related Party Transaction if the Committee determines that the terms of the Related Party Transaction are beneficial and fair (including fair from a financial point of view) to the Company and are lawful under the laws of the United States. In the event multiple members of the Committee are deemed a Related Party, the Related Party Transaction will be considered by the disinterested members of the Board of Directors in place of the Committee.

(d) The following transactions will be exempted from the Policy and will be governed by the Company’s other applicable policies:

(1)	payment of compensation by the Company to its officers or directors for service to the Company in their stated capacity;
(2)	transactions available to all employees or all shareholders of the Company on the same terms; and
(3)	transactions which, when aggregated for any Related Party, involve less than US$120,000 and are approved by the Chief Executive Officer, who is not a Related Party in the transaction.

(e) Approval of a Related Party Transaction may be conditioned upon the Company and the Related Party taking any or all of the following additional actions, or any other actions that the Committee deems appropriate:

(1)	requiring the Related Party to resign from, or change position within, an entity that is involved in the Related Party Transaction with the Company;
(2)	assuring that the Related Party will not be directly involved in negotiating the terms of the Related Party Transaction;
(3)	limiting the duration or magnitude of the Related Party Transaction;
(4)
requiring that information about the Related Party Transaction be documented and that reports reflecting the nature and amount of the Related Party Transaction be delivered to the Committee on a regular basis;

(5)	requiring that the Company have the right to terminate the Related Party Transaction by giving a specified period of advance notice; or
(6)	appointing a Company representative to monitor various aspects of the Related Party Transaction.

(f) If the Company or a Related Party becomes aware that any Related Party Transaction exists that has not been previously approved or ratified under this policy, it will promptly submit the transaction to the Committee or Chair of the Committee or disinterested members of the Board of Directors for consideration. The Committee or Chair of the Committee or Board will evaluate the transaction under this policy and will consider all options, including ratification, amendment or termination of the Related Party Transaction.

(g) All Related Party Transactions are to be disclosed in the Company’s applicable filings with the SEC, as required by the Securities Act of 1933, as amended, and the ‘34 Act, as amended, and related rules and regulations. All Related Party Transactions will be disclosed to the Committee and any material Related Party Transaction will be disclosed to the Board of Directors.

(h) The Committee is prohibited from approving or ratifying any Related Party Transaction whereby the Company directly or indirectly, including through any subsidiary, extends or maintains credit, arranges for the extension of credit, or renews an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

3. Meetings. The Committee will meet as often as it deems necessary or appropriate, in its judgment, either in person or telephonically, and as such times and places as the Committee determines. The majority of the members of the Committee shall constitute a quorum and shall be empowered to act on behalf of the Committee. Meetings shall be governed by the same rules governing meetings of the Board. Minutes shall be kept of each meeting of the Committee. All non-management directors who are not members of the Committee may attend meetings of the Committee, but may not vote. Additionally, the Committee may invite to its meetings any director, member(s) of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. Notwithstanding the foregoing, the Committee may also exclude from its meetings any person it deems appropriate in order to carry out its responsibilities. The Committee shall appoint a person, who need not be a Committee member, to act as secretary, and minutes of the Committee’s proceedings shall be kept in minute books provided for that purpose. The agenda of each Committee meeting will be prepared by the secretary and, whenever reasonably practicable, circulated to each Committee member prior to each meeting.

4. Independent Advisors. The Committee shall have the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company.  The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee.

5. Investigations. The Committee shall have the authority to conduct or authorize investigations into any matter within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

6. Amendment. Any amendment or other modification of this Charter shall be made and approved by the Board of the Company.